Exhibit 10.1

October 12, 2015

William C. Pate

Two North Riverside Plaza

Suite 600

Chicago, IL 60606

Dear Bill:

On behalf of Par Petroleum Corporation (the “Corporation”), I am pleased to offer you the position of President and Chief Executive Officer of the Corporation reporting directly to our Board of Directors.

Base annual compensation for this position will be $450,000, subject to annual review. In addition, you will be eligible to participate in all compensation and benefit programs applicable to other senior managers of the Corporation as approved by the compensation committee. Your annual cash bonus target will be 100% of your base annual compensation, with actual cash bonus payments up to 150% of base annual compensation, based on the achievement of specific individual and corporate performance criteria as set by the compensation committee. Your cash bonus for 2015 will be pro-rated for the time during which you serve as the Corporation’s President and Chief Executive Officer and will be payable in February 2016.

You will also be eligible to participate in equity programs approved by the compensation committee. Currently, these programs include annual grants of awards under the Long-Term Incentive Plan (“Plan”) in the form of restricted stock units (“RSUs”) and stock options. Your first annual grant under this Plan will be made in February 2017 based on 2016 performance. Your annual RSU grant target will be equal to 100% (to 150%) of your annual base compensation, and your annual stock option award target will also be 100% (to 150%) of your annual base compensation, with the number of shares determined on the basis of a Black-Scholes valuation as of the date of grant. The stock options will have an exercise price equal to the closing price of the Corporation’s common stock on the date of grant.

You will be granted an initial award of 750,000 stock options with an exercise price equal to the closing price of the Corporation’s common stock on the date of the grant. One fifth of these options will vest on each anniversary of the date of the grant, for five years. Each of these options will expire five years after it has vested. Subsequent annual equity awards will be determined at the discretion of the compensation committee, and awarded at the Corporation’s Board meeting during the first quarter of the calendar year, upon review of the Corporation’s previous year’s audited financial statements. Equity grants will be subject to the approval of the

Board of Directors and the terms of the Corporation’s equity award plan, including any non-competition, non-solicitation and confidentiality covenants, pursuant to award agreements which are no less favorable to you and no more restrictive than the forms of award agreements attached to this letter.

At all times during your employment with the Corporation you will be (i) eligible to participate in all of the Corporation’s benefit programs, which include vacation and sick leave and various life, health and accident insurance plans and savings plan, and (ii) indemnified to the fullest extent permitted by Delaware law in accordance with an agreement to be entered into by you and the Corporation and covered by any Director and Officer Liability insurance maintained by the Corporation for its senior executive officers (which, for the avoidance of doubt, shall continue to cover you after the termination of your employment with respect to any liability with respect to your employment, subject to applicable standards of conduct under the Delaware General Corporation Law and/or applicable Director and Officer Liability insurance policies, as the case may be). This Offer Letter shall be subject to all of the terms set forth in Addendum A attached to this letter which, includes, without limitation, the terms of severance to be paid to you. Relocation assistance will be provided in accordance with the Corporation’s standard policy and grossed up for any imputed income associated with your relocation.

In accordance with our established policy, this offer is contingent upon approval of the compensation committee and satisfactory completion of all reference and other background checks.

Please acknowledge acceptance of this offer by signing below and returning one copy to my attention. I would like to take this opportunity to wish you luck in your new position, and I am sure our relationship will be one of mutual benefit. Feel free to contact me should you have any questions.

Sincerely,

/s/ Robert Silberman

Robert Silberman

Chairman of the Compensation Committee

Vice Chairman of the Board of Directors

Accepted:		Date:

By:	/s/ William C. Pate	October 12, 2015
Name:	William C. Pate

cc:	Mel Klein, Chairman of the Board

PAR PETROLEUM CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

1. Grant of Stock Option. As of October 12, 2015 (“the Grant Date”), Par Petroleum Corporation, a Delaware corporation (the “Company”), hereby grants a Nonstatutory Stock Option (the “Option”) to William C. Pate (the “Optionee”), an Employee or Director of the Company, to purchase the number of shares of the Company’s common stock (the “Stock”) identified below, subject to the terms and conditions of this agreement (the “Agreement”) and the Par Petroleum Corporation 2012 Long Term Incentive Plan (the “Plan”) which is hereby incorporated herein in its entirety by reference. The Option is not an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.

2. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise specifically provided herein.

3. Option Term. The Option shall commence on the Grant Date and each tranche of the Option shall terminate on the day immediately prior to the fifth anniversary of the Vesting Date of such tranche, e.g. the 20% that vests on the first anniversary of the Grant Date shall terminate immediately prior to the sixth anniversary of the Grant Date. The period during which a tranche of the Option is in effect and may be exercised is referred to herein as the “Option Period.”

4. Number of Shares of Stock and Option Price. The number of shares of Stock subject to this Option is 750,000. The “Option Price” per share of Stock is             , which is the “Fair Market Value,” as defined in the Plan, per share of Stock on the Grant Date.

5. Vesting. This Option may be exercised for the total number of shares of Stock subject to this Option in accordance with the “Vesting Dates” as follows: 20% on the first anniversary of the Grant Date, and 20% on each of the second, third, fourth and fifth anniversaries of the Grant Date, provided that the Optionee is continuously providing Services to the Company or a Company Affiliate through the applicable Vesting Date. The shares of Stock may be purchased at any time after they become vested, in whole or in part, during the Option Period; provided, however, the Option may only be exercisable to acquire whole shares of Stock. The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

6. Method of Exercise. The Option is exercisable by delivery of a written notice to the Secretary of the Company, at the address for notices to the Company provided below, signed by the Optionee, specifying the number of shares of Stock to be acquired on, and the effective date of, such exercise. The Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day preceding the proposed exercise date. In this Award, the Committee has determined that the Optionee may elect to have withheld from the number of shares of Stock to be issued in connection with the exercise the number of shares equal to the Option Price (a cashless exercise), provided that cashless exercise shall be on a form as reasonably determined by the Committee.

7. Restrictions on Exercise. The Option may not be exercised if the issuance of such Stock or the method of payment of the consideration for such Stock would constitute a violation of any applicable federal or state securities or other laws or regulations, including any laws or regulations or Company policies respecting blackout periods, or any rules or regulations of any stock exchange on which the Stock may be listed.

8. Termination of Employment. Voluntary or involuntary termination of the Optionee as an Employee of the Company and its Affiliates or any successor thereto shall affect Optionee’s rights under the Option as provided in Section 9 of the Plan. Notwithstanding Section 9 of the Plan or the foregoing vesting schedule in Section 5, the Options will be 100% Vested upon any one of the following “Vesting Events”: (a) Optionee’s termination as Director and Service due to death or Disability or termination of employment with the Company and its Affiliates due to death or Disability, (b) the Optionee’s termination of employment by the Company and its Affiliates without Cause or for Good Reason (as defined in the employment agreement between the Optionee and the Company) or (c) the Optionee’s termination of employment following a Change in Control. The date of the Optionee’s termination of directorship and Service or termination of employment with the Company and its Affiliates on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award. Notwithstanding anything set forth in the Plan, but subject to Section 6.2(a) of the Plan, Optionee (or his personal representative, beneficiary or heir following Optionee’s death) shall have 1 year after his termination of Service to exercise the Options.

9. Independent Legal and Tax Advice. Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Stock acquired thereby.

10. No Rights in Stock. Subject to the terms of the Plan, Optionee shall have no rights as a stockholder until the Optionee becomes the record holder of such Stock.

11. Investment Representation. Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Stock issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Stock hereunder to comply with any law, rule or regulation that applies to the Stock subject to the Option.

12. No Guarantee of Employment or Services. The Option shall not confer upon Optionee any right to continued employment or Services with the Company or any Company Affiliate.

13. Withholding of Taxes. The Option is subject to and the Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state, or local (foreign and domestic) tax and withholding obligations upon exercise of the Option. The Committee has determined in connection with this Award, the Participant who is an Employee may elect to have the Company withhold that number of shares of Stock otherwise deliverable to the Participant upon the exercise of the Option or to deliver to the Company a number of shares of Stock, in each case, having a Fair Market Value on the date of exercise equal to the minimum amount required to be withheld for taxes as a result of such exercise. The election must be made in writing and must be delivered to the Company prior to the date of exercise. If the number of shares so determined shall include a fractional share, the Participant shall deliver cash in lieu of such fractional share. All elections shall be made in a form approved by the Committee and shall be subject to disapproval, in whole or in part by the Committee.

14. General.

(a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another. Notices shall be effective upon receipt.

(b) Nontransferability of Option. The Option granted pursuant to this Agreement is not transferable other than by will or by the laws of descent and distribution or by a qualified domestic relations order (as defined in Section 4l4(p) of the Internal Revenue Code). The Option will be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s legal representative in the event of Optionee’s Disability. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee.

(c) Amendment and Termination. No amendment, modification or termination of the Option or this Agreement shall be made at any time without the written consent of Optionee and Company.

(d) No Guarantee of Tax Consequences, Legal Consult. The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Option. The Optionee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding this Award including, without limitation, with respect to the grant and exercise of the Option and the disposition of any Stock acquired thereby.

(e) Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(f) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.

(g) Governing Law. The Option shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Delaware law and venue shall be in Harris County, Texas.

15. Counterparts: This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, as of the Grant Date has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

PAR PETROLEUM CORPORATION

By:
Name:	Christopher Micklas
Title:	Chief Financial Officer

OPTIONEE:

Signature
Name:
Address:

ADDENDUM A

TO OFFER LETTER DATED OCTOBER 12, 2015

I. Severance Benefits. In the event of the termination of your employment with Par Petroleum Corporation (the “Corporation”) without Cause or for Good Reason, (as hereinafter defined), you shall be entitled to receive the following severance benefits:

1.	Salary continuation payments equal to one (1) year’s base annual compensation in effect at the time of your termination, less all applicable withholding and deductions, payable pro rata over a period of twelve (12) months (“Salary Continuation”);

2.	A bonus equal to the average of the bonus paid to you over the prior three years (and if such termination occurs prior to the end of three years, then the target bonus shall be imputed for such unserved periods), less all applicable withholding and deductions, payable pro rata over a period of twelve (12) months (“Bonus;” collectively, Salary Continuation and Bonus shall be referred to as “Compensation Continuation Benefits”);

3.	Outstanding unvested equity awards shall be accelerated and vest effective upon the date of your termination of employment.

For purposes of the Offer Letter to which this Addendum is attached and this Addendum (the “Agreement”), the terms “Cause” and “Good Reason” shall have the following meanings:

“Cause” shall mean that you have:

(a)	been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

(b)	committed an act of personal dishonesty or fraud involving personal profit in connection with Executive’s employment by the Corporation; or

(c)	committed a material breach of any material covenant, provision, term, condition, understanding or undertaking set forth in the Offer Letter or any restrictive covenant running in favor of the Corporation to which you may be subject; or

(d)	committed an act which the Board of Directors of the Corporation, (including the Compensation Committee) has found to have involved willful misconduct or gross negligence on your part; or

(e)	failed or refused to substantially perform the lawful duties of your employment in any material respect; or

(f)	failed to comply with the lawful written rules and policies of the Corporation in any material respect;

provided, however, that no termination under clause (c), (d), (e) or (f) above shall be effective unless you shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice you shall have failed to cure such alleged behavior constituting “Cause”; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.

“Good Reason” shall mean that you have resigned from employment with the Corporation following the occurrence of one or more of the events set forth in clauses (a) through (d) below without your prior written consent, provided, that, in connection with any event or events specified in clauses (a) through (d) below, (i) you have first delivered written notice to the Corporation of your intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (ii) such event or events are not cured by the Corporation within thirty (30) days following delivery of such written notice:

(a)	any diminution in your base annual compensation;

(b)	any removal from your position as President and Chief Executive Officer or any material diminution in your authority, duties, or responsibilities;

(c)	a material change in the geographic location of your principal office with the Corporation; or

(d)	any material breach by the Corporation of its obligations under this Agreement or any other agreement between you and the Corporation.

The foregoing severance benefits and payments shall be conditioned upon (1) your execution and delivery to the Corporation of an effective release of all claims (except claims for indemnification or director’s and officer’s liability insurance coverage provided to you by any agreement with the Corporation or any provision or any By-Law of the Corporation or application of law) against, and covenant not to sue, the Corporation and its subsidiaries, affiliates, officers, directors, employees, representatives and agents, which release is not revoked within applicable statutory timeframes and (2) your continued compliance with all restrictive covenants and continuing obligations to the Corporation, a breach of which covenants or obligations shall result in the termination and forfeiture of all of the foregoing benefits and payments. To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), Compensation Continuation Benefits will not be paid until the sixtieth (60th) day following your termination of employment and the first payment will include all payments that would otherwise have made within that period.

II. Section 409A Compliance. The intent of the parties is that payments and benefits under the Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (ii) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under the Agreement or otherwise paid by the Corporation constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (x) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

III. Excise Tax Cut-Back.

(a) If the aggregate of all amounts and benefits due to you (or your beneficiaries), under this Agreement or any other agreement, plan, program, policy or arrangement (a “Corporation Arrangement”) (or any payments, benefits or entitlements by or on behalf of any person that effectuates a related transaction) (collectively, “Change in Control Benefits”), would cause you to have “parachute payments” as such term is defined in and under Code Section 280G(b)(2) and would result in the imposition of excise taxes pursuant to Code Section 4999 (“Excise Tax”), the Corporation will reduce (or cause to be reduced) any such payments and benefits so that the Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (a “Required Reduction”). The determinations with respect to this paragraph (a) shall be made by an independent auditor (the “Auditor”) paid by the Corporation. The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Corporation and approved by you (which approval shall not be unreasonably withheld or delayed). Notwithstanding any provision to the contrary in this Agreement or in any other applicable

Corporation Arrangement, any Required Reduction shall be implemented as follows: first, by reducing any Bonus payments to be made to you under this Agreement; second, by reducing any Salary Continuation payments to be made to you under this Agreement; third, by reducing any other cash payments that you are entitled to receive; fourth, by cancelling any outstanding equity-based compensation awards that would otherwise constitute parachute payments and that are subject to performance vesting (“Performance-Based Equity”), the performance goals for which have not been met prior to the occurrence of the event giving rise to the Change in Control Benefits; and fifth, cancelling any other payments due to you. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning Code Section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(b) It is possible that after the determinations and selections made pursuant to the above paragraph (a), you will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in paragraph (a) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall refund the Excess Payment to the Corporation promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Code Section 1274(d)), or such higher rate as is necessary to ensure that the Change in Control Benefits are less than the Safe Harbor Amount, times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is three hundred sixty-five (365). In the event that it is determined (x) by a court of competent jurisdiction, or (y) by the Auditor upon request by you or the Corporation, that an Underpayment has occurred, the Corporation shall pay an amount equal to the Underpayment to you within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Code Section 1274(d)) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is three hundred sixty-five (365).

(c) All determinations made by the Auditor under this Section III shall be binding upon the Corporation and you and shall be made as soon as reasonably practicable following the event giving rise to the Change in Control Benefits, or such later date on which a Change in Control Benefit has been paid or a request or demand has been made.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section III.

(i) “Net After-Tax Benefit” means the present value (as determined in accordance with Code Section 280G(d)(4)) of the Change in Control Benefits net of all taxes imposed on you with respect thereto under Code Sections 1 and 4999 and under applicable state and local laws, determined by applying the highest marginal rate under Code Section 1 and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you certify are likely to apply to you in the relevant tax year(s).

(ii) “Value of a Change in Control Benefit” means the present value as of the date of the change in control for purposes of Code Section 280G of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Code Section 280G(b)(2) and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Excise Tax will apply to such Change in Control Benefit.

(iii) “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Code Section 280G(b)(3) and its implementing regulations.

Accepted:		Date:

By:
Name:	William C. Pate

EXHIBIT B

TO OFFER LETTER DATED OCTOBER 12, 2015

Special Award (4-Year Vesting)

PAR PETROLEUM CORPORATION

AWARD OF RESTRICTED STOCK

In this Award, Par Petroleum Corporation (the “Company” ) grants to             (the “Participant” ), a Director or an Employee, Restricted Stock under the Par Petroleum Corporation 2012 Long Term Incentive Plan ( “Plan” ). This Award of Restricted Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1.	The “Date of Grant” is .

2.	The total number of shares of Restricted Stock granted is

3.	The Restricted Stock granted in this Award shall vest as follows:

Subject to item 4 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously a Director of the Company or employed with the Company or a Company Affiliate from the Date of Grant through the Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein. The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following “Vesting Dates” as to 25% of the Restricted Stock on the first anniversary of the Date of Grant and 25% on each of the second, third and fourth anniversary of the Date of Grant. The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”

4.	Other Vesting Events are as follows:

Notwithstanding the foregoing vesting schedule in item 3, the Restricted Stock will be 100% Vested upon any one of the following “Vesting Events”: (a) Participant’s termination as Director and Service due to death or Disability or termination of employment with the Company and its Affiliates due to death or Disability, (b) the Participant’s termination of employment by the Company and its Affiliates without Cause or for Good Reason (as defined in the employment agreement between the Optionee and the Company) or (c) upon a Change in Control. The date of the Participant’s termination of directorship and Service or termination of employment with the Company and its Affiliates on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award. The date of the Change in Control shall be the Vesting Date for purposes of this Award.

5.	Other Terms and Conditions:

(a) No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(b) Not an Employment or Service Agreement. This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to continue as a Director or continue employment with or provide services to the Company or any of its Affiliates.

(c) Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

(d) (d) The Committee has determined in connection with this Award that in the event that a Section 83(b) election is not made, the Participant who is an Employee may elect to have the Company withhold that number of shares of Restricted Stock otherwise deliverable to the Participant when such shares become Vested or to deliver to the Company a number of shares of Stock, in each case, having a Fair Market Value on the date of Vesting equal to the minimum amount required to be withheld for taxes as a result of such exercise. The election must be made in writing and must be delivered to the Company prior to the date of Vesting. If the number of shares so determined shall include a fractional share, the Participant shall deliver cash in lieu of such fractional share. All elections shall be made in a form approved by the Committee and shall be subject to disapproval, in whole or in part by the Committee.

The Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign and withholding requirements (including, without limitation, any withholding required under any other employee benefit plan maintained by the Company or a Company Affiliate). The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT:

Signature:
Date:

PAR PETROLEUM CORPORATION

By:
Name:	Christopher Micklas
Date: